SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]

Preliminary Proxy Statement

[   ]

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]

Definitive Proxy Statement

[   ]

Definitive Additional Materials

[X]

Soliciting Material Pursuant to §240.14a-12

MIDWEST AIR GROUP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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No fee required.

[   ]

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated
and state how it was determined):
(4)	Proposed maximum aggregate of transaction:
(5)	Total fee paid:

[   ]

Fee paid previously with preliminary materials.

[   ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

To:

All Midwest and Skyway Airlines Employees

Date:

August 20, 2007

From:

Timothy E. Hoeksema

Subject:

Letter of Welcome From TPG

Despite the rainy weather, I hope you all had a pleasant weekend. I certainly hope you rested better knowing that together, we have successfully faced the challenges of the past year and can now move forward. Again, thank you for your patience during this time and your continued dedication to serving our passengers.

Yesterday, Richard P. Schifter, a partner with TPG Capital, sent a letter that he asked I forward on to you. In it, he expresses his enthusiasm for the definitive merger agreement that was signed last week and his eagerness to begin working with our airline. Click here to read what he has to say.

In the days and weeks ahead, we will be sharing a great deal more information with you as our plans progress. I also know you have many questions regarding our relationship with TPG and what it means to you. Please continue to share those questions with your manager or supervisor. We will begin issuing answers in the next few days.

In connection with Midwest’s solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Midwest will file with the SEC, and will furnish to shareholders of Midwest, a proxy statement. Midwest’s shareholders are urged to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Midwest Air Group, Inc., 6744 South Howell Avenue, Oak Creek, Wisconsin 53154, Attention: Investor Relations, Telephone: 414-570-3954, or from Midwest’s Web site, http://www.midwestairlines.com.

Midwest and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Midwest in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Midwest’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Midwest common stock as of March 26, 2007 is also set forth in the Schedule 14A filed by Midwest with the SEC on May 16, 2007.

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Midwest may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the closing conditions. These factors, and other factors that may affect the business or financial results of Midwest are described in the risk factors included in “Item 1A. Risk Factors” in Midwest’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

August 19, 2007

To: Midwest and Skyway Airlines Employees

Last week, Midwest Air Group took an important step to solidify its position of industry leadership by entering into a definitive merger agreement with our firm, TPG Capital. On behalf of everyone in the TPG organization, I’d like to tell you a little about TPG and why we’re so excited by the prospects created by this transaction.

For many of you, TPG may not be a familiar name. However, we are not newcomers to the airline industry. With more than 15 years of investments in the global airline sector, we are the most experienced – and successful – private investor in the industry. We are long-term investors who partner with strong management teams to bring out the best performance from growing companies. Among the non-airline companies in our portfolio which you may know are Neiman Marcus, J.Crew and Burger King.

We see significant value in Midwest’s rich legacy as a leading provider of customer oriented air service – and that’s why we are investing in Midwest. We know that level of service can only be delivered by an experienced and highly motivated workforce, and we see no reason for that to change. We are making the investment because we believe that Midwest can increase profitability by growing revenue, not by reducing headcount. Our goal is to work with your excellent management team to maintain the enthusiasm and morale of the employees and look for opportunities to grow and enhance the service for customers in the greater Milwaukee and Kansas City metropolitan areas and throughout the airline’s network.

Our desire is that the deal will close before the end of year and our commitment is to keep you informed about our plans and progress. We at TPG are very enthusiastic about the airline industry and Midwest’s future. We look forward to working with you to continue to deliver “The best care in the air.”

Many thanks for your continued support of this great company.

Very truly yours,

Richard P. Schifter

Partner

TPG Capital

TPG Capital, L.P.
301 Commerce Street	(817) 871-4000
Suite 3300	(817) 871-4001 f
Fort Worth, TX 76102
www.tpg.com